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                          CONSENT OF GRANT THORNTON, L.L.P.



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                                                             Exhibit 24(a)

                          CONSENT OF GRANT THORNTON LLP

We have issued our report dated June 30, 1999 on the balance sheet of Atlas-Energy for the Nineties-Public #8 Ltd. as of June 11, 1999 and our report dated March 22, 1999 on the consolidated balance sheet of Atlas Resources, Inc. as of September 30, 1998 contained in the Registration Statement and Prospectus for Atlas-Energy for the Nineties-Public #8 Ltd. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                   /s/ Grant Thornton LLP

Cleveland, Ohio
July 2, 1999